Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Cerberus Cyber Sentinel Corporation, a Delaware corporation (the “Company”), and Bryce Hancock (“Employee”). The Company and Employee are sometimes collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

Bryce Hancock

6113 E Calle Del Norte

Scottsdale, AZ 85251

Cerberus Cyber Sentinel Corporation (the “Company”) has offered Bryce Hancock, who has accepted and been ratified by the Board of Directors, to become the Chief Operations Officer, (COO) in the Company on the following terms.

You will report to CEO and will be principally responsible for all day to day operations of the Company and executive duties. This position will work with CEO as a partner and thought leader for the company.

Your base salary will be paid at the rate of $225,000 annually, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. In addition, your base salary will be increased after the Company’s up-lift to Nasdaq, comparable to the salary of other COO’s of public companies with a similar market cap. You will also be eligible to receive a bonus at the end of each fiscal year of up to 100% of your base salary and at the discretion of the compensation committee of the Board of Directors.

Subject to approval by the Board, the Company anticipates granting you an option to purchase Three Milliion (3,000,000) shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”), today’s market value is $2.00. The anticipated Option will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan, to be adopted by the Board (the “Plan”) and your grant agreement, and will include a three (3) year vesting schedule, under which thirty percent (30%) of your Options will vest twelve (12) months after the vesting commencement date, and the remaining seventy percent (70%) of the Options will vest 1/24th at the end of each month thereafter, until either all of the Options are fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first.

The Company will issue another one million, ((1,000,000) ISO options), additional shares immediately before the Company’s up-lift to Nasdaq, which will have the same strike price of $2.00 a share. You will be also be eligible to receive up to one million (1,000,000) additional shares based on your and the Company’s previous year performance, which will be subject to and governed by the Board’s compensation committee.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly employees of the Company, subject to plan terms and generally applicable Company policies. Exempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

Termination of your employment will only be enforceable if you are indicted or convicted of a felony or crime of moral turpitude such as fraud, misappropriation, embezzlement, theft or other crime involving dishonesty;

Employee engages in actions which endanger or are reasonably likely to endanger the health or safety of any employee or other person;

Employee is adjudicated incompetent or insane or is found by the Company to be addicted to drugs, or to have an addiction to alcohol which interferes with his ability to perform his duties. Employee engages in conduct amounting to fraud, dishonesty, gross negligence, self-dealing, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character and standing of the Company;

Employee’s illegal use or possession of drugs or intoxicants;

Employee engages in actions which damage or are reasonably likely to damage the reputation of the Company and Employee fails to correct such conduct within 10 days of written notice of such violation by the Company; or

Employee commits an action which may subject the Company to legal liability, including, but not limited to, commission of acts which violate: (a) the Americans with Disabilities Act of 1990, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (c) the Civil Rights Act of 1991; (d) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (e) 42 U.S.C. Sec 1981; or (f) the Age Discrimination in Employment Act of 1967, as amended; or other law which may expose the Company to liability;

This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the company’s Board of Directors, requiring a formal board meeting and written modification signed by the Chairman of the Board of the Company.

This document will constitute the formal employment agreement. If you accept and agree with the terms described above, please sign below.

Sincerely,

Cerberus Cyber Sentinel Corporation

/s/ David Jemmett	12/14/20
David G Jemmett	Date

Understood and Accepted:

/s/ Bryce Hancock	12/14/20
Bryce Hancock	Date

Attachment: Employee Confidential Information Agreement

3/31/2021